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EXHIBIT 10.12

                               FIRST AMENDMENT TO
                        WARRANT TO PURCHASE COMMON STOCK

         This First Amendment to Warrant to Purchase Common Stock (this "Amendment") is made and entered into as of the 1st day of September, 2003, by and between SSP SOLUTIONS, INC., a Delaware corporation (the "Company") and _______________ (the "Holder").

         WHEREAS, Holder is the holder of that certain Warrant No. __ to Purchase Common Stock Dated _______________ (the "Warrant") pursuant to which Holder has the right to purchase up to ___________________________ (________________) fully paid nonassessable shares of the Company's Common Stock (as defined in the Warrant) at the Warrant Exercise Price (as defined in the Warrant);

         WHEREAS, the Company and the Holder have reached an agreement whereby the Holder or its affiliates may provide certain additional financing to the Company in consideration for, among other things, the Company's agreement to amend certain terms of the Warrant as more fully described herein; and

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the respective meaning set forth in the Warrant.

         NOW THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree to amend the Warrant as follows:

1.       ADJUSTMENT TO WARRANT EXERCISE PRICE.

         (a) With respect to ____________ (__________) shares under the Warrant, the Warrant Exercise Price shall be $.50 per share, subject to adjustment as provided in the Warrant.

         (b) With respect to ______________________ (______________) shares under the Warrant, the Warrant Exercise Price shall be equal to the warrant exercise price in effect from time under the Company's "A-1 Warrants" held by Holder. For purposes of this Amendment, "A-1 Warrants" shall mean those warrants issued by the Company to Holder concurrently herewith pursuant to which Holder will have the right to purchase 2,500 (subject to adjustment) shares of the Company's Series A Convertible Preferred Stock.

2.       AGREEMENT TO EXERCISE WARRANT.

         (a) Concurrently with the consummation of the "Bridge Loan" described in Section 2(b) below, Holder will exercise all shares under the Warrant with respect to which the Warrant Exercise price has been reduced to $.50. Such exercise shall be made in accordance with the terms of Section 3.1 of the Warrant, and payment of the Warrant Exercise Price shall be made in cash or other immediately available funds.



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         (b) For purposes of this Amendment, "Bridge Loan" shall mean the bridge financing effected pursuant to a Bridge Loan Agreement, dated as of the date hereof, between Holder as lender, and the Company, as borrower.

3.       COMPANY REPRESENTATION AND AUTHORITY TO AMEND.

         The Company hereby represents to the holder that it has all requisite authority to enter into this Amendment and to perform all actions required hereunder, including without limitation, all authority required of the Company by Section 15 of the Warrant.

4.       NO OTHER AMENDMENT.

         Except as expressly set forth herein, the Warrant shall remain unamended and in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this First Amendment to Warrant to Purchase Common Stock as of the date written above:

SSP SOLUTIONS, INC.

By:      ____________________________                 __________________________

Title:   ____________________________